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                    April 13, 2021

       Donald W. Rush
       Chief Financial Officer
       CNX Resources Corporation
       1000 CONSOL Energy Drive
       Suite 400
       Canonsburg, PA 15317-6506

                                                        Re: CNX Resources
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed on February
9, 2021
                                                            File No. 001-14901

       Dear Mr. Rush:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation